EXHIBIT 5.1

Hogan Lovells US LLP 875 Third Avenue New York, NY 10022 T +1 212 918 3000 F +1 212 918 3100 www.hoganlovells.com
September 3, 2010
Board of Directors
Furniture Brands International, Inc.
1 N. Brentwood Blvd.
St. Louis, Missouri 63105
Ladies and Gentlemen:
     We are acting as counsel to Furniture Brands International, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended relating to the proposed public offering of up to 4,132,200 shares of the common stock, no par value (the “Common Stock”) of the Company (the “Resale Shares”), all of which shares may be sold by the Furniture Brands Master Pension Trust (the “Selling Stockholder”), and 4,132,200 associated stock purchase rights (the “Rights”), all of which stock purchase rights were issued pursuant to the Amended and Restated Stockholder Rights Agreement, dated as of February 26, 2010 (the “Rights Agreement”), between the Company and American Stock Transfer and Trust Company, LLC, as Rights Agent (the “Rights Agent”). The Resale Shares were acquired by the Selling Stockholder from the Company pursuant to a Contribution Agreement dated as of September 2, 2010 between the Selling Stockholder and the Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement
     For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent, that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     Based upon, subject to and limited by the foregoing, we are of the opinion that, assuming receipt by the Company of the consideration for the Resale Shares specified in the Contribution Agreement, the Resale Shares and the associated Rights are validly issued, fully paid and non-assessable.
     It should be understood that the opinion above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion above addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
     This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Hogan Lovells US LLP

Hogan Lovells US LLP